Exhibit 10(kk)

LEASE AGREEMENT

Avenida de las Torres No.2070, Colonia Torres del Sur, in Ciudad Juarez, State of Chihuahua, United Mexican States (hereinafter “Mexico”) 32547

        THIS LEASE AGREEMENT (this “Lease”) is made as of this First day of August, 2005 by and between Inmobiliaria Los Bravos, S.A. de C.V. (“Landlord”), a Mexican company with variable capital, having a principal place of business at Blvd. Gomez Morin No. 7045 4to Piso, Colonia Rincones de Santa Rita, in Ciudad Juarez, State of Chihuahua, Mexico and represented herein by Mr. Manuel Talavera-Carranza in his capacity as legal representative, and Clarion Technologies de Mexico, S. de R.L. de C.V. (“Tenant”), a Mexican limited liability corporation, having a principal place of business at Rio Nilo No. 4135-1, Colonia Cordoba Americas in Ciudad Juarez, State of Chihuahua, Mexico, Zip Code 32310 and represented herein by Enrique Javier Vargas in his capacity as legal representative.

W I T N E S S E T H:

A.     Landlord, through its legal representative, hereby states, represents and warrants that:

(a)	Landlord is a Mexican corporation with variable capital (Sociedad Anonima de Capital Variable) organized under the laws of Mexico pursuant to Public Instrument No. 211, dated August 28, 1992 of the records of Notary Public Number Nine in and for Ciudad Juarez, State of Chihuahua, Mexico and duly recorded with the Public Registry of Property and Commerce of Ciudad Juarez, State of Chihuahua, Mexico, under Entry Number 265, Folio 42, Book 385 of the Commerce Section.

(b)	Landlord has proper and sufficient legal title and authority to grant to Tenant the temporary use and possession of the Premises as per Public Instrument No. 439, dated April 30,1993 of the records of Notary Public Number Nine in and for Ciudad Juarez, State of Chihuahua, Mexico and duly recorded with the Public Registry of Property and Commerce of Ciudad Juarez, State of Chihuahua, Mexico, under Entry Number 1,866, Folio 134, Book 2,086, of the First Section.

(c)	The Premises has an authorized zoning designation compatible with light and medium non-contaminating industrial use in accordance with the city plan of the municipality of Ciudad Juarez, State of Chihuahua, Mexico. A copy of the zoning license (“Licencia de Uso de Suelo”) authorizing light and medium non-contaminating industrial use is attached hereto as Exhibit J.

(d)	Landlord wishes to grant to Tenant the temporary use and possession of the Premises pursuant to the terms and conditions contained herein.

(e)	Landlord has the necessary power and authority to execute and deliver this Lease and to perform all of its obligations hereunder. Landlord’s legal representative has the authority to represent Landlord in connection with this Lease pursuant to the power of attorney contained in the Public Instrument No. 211, dated August 28, 1992 of the records of Notary Public Number Nine in and for Ciudad Juarez, State of Chihuahua, Mexico and duly recorded with the Public Registry of Property and Commerce of Ciudad Juarez, State of Chihuahua, Mexico, under Entry Number 265, Folio 42, Book 385 of the Commerce Section and which is attached hereto as Exhibit B. Said authority has not been limited or revoked in any manner whatsoever.

B.     Tenant, through its legal representative, hereby states, represents and warrants that:

(a)	Tenant is a limited liability company with variable capital duly incorporated under the laws of Mexico pursuant to Public Instrument No. 11,068 dated November 22, 2004 of the records of Notary Public Number One in and for Ciudad Juarez, State of Chihuahua, Mexico and duly recorded with the Public Registry of Property and Commerce of Monterrey, State of Nuevo Leon, Mexico, under Entry Number 91461*1, on December 15, 2004. For purposes of invoices provided by Landlord to Tenant hereunder, Tenant’s tax Identification Number RFC No: CTM0411228G4, its official tax address is Rio Nilo No. 4135-1, Colonia Cordoba Americas in Ciudad Juarez, State of Chihuahua, United Mexican States (hereinafter “Mexico”), Zip Code 32310, and the contact person with respect to invoicing is Enrique Javier Vargas (ph: (656) 611-4530; e-mail: evargas@clariontechnologies.com).

(b)	Tenant wishes to accept from Landlord the temporary use and possession of the Premises pursuant to the terms and conditions contained herein.

(c)	Tenant has the necessary power and authority to execute and deliver this Lease and to perform all of its obligations hereunder. Tenant’s legal representative has the authority to represent Tenant in connection with this Lease pursuant to the power of attorney contained in Public Instrument No. 11,068 dated November 22, 2004 of the records of Notary Public Number One in and for Ciudad Juarez, State of Chihuahua, Mexico and duly recorded with the Public Registry of Property and Commerce of Monterrey, State of Nuevo Leon, Mexico, under Entry Number 91461*1, on December 15, 2004 attached as Exhibit C. Said authority has not been limited or revoked in any manner whatsoever.

C.     Both parties state that this Lease is being executed free from any and all consensual defects.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, hereby covenant and agree as follows:

1. DEFINITIONS.

The following terms shall have the meanings set forth below.

“Base  Rent” shall mean the base rent payable by Tenant during the Term, subject to escalation as provided in Section 3B, as follows (amounts set forth below are in currency of the United States of America):

DATES Months 1 - Expiration Date	ANNUAL $308,392.46	PAYMENTS MONTHLY $25,699.37	PSF $5.35

“Building” shall mean that certain building and other improvements, having a street address of Ave. de las Torres No. 2070, Cuidad Juarez, Chihuahua, Mexico 32547, and containing approximately 57,643.45 square feet.

“Commencement Date” shall mean August 1, 2005. Landlord and Tenant shall confirm the Commencement Date, Expiration Date and Term in writing in the form of the Terms Conformation Letter attached hereto as Exhibit D.

“Expiration Date” shall mean July 31, 2007.

“Guarantor” shall mean Clarion Technologies, Inc., a Delaware corporation.

“Guaranty” shall mean the guaranty of Tenant’s obligations under this Lease or any extension thereof executed and delivered by Guarantor simultaneously with the execution and delivery of this Lease, which guaranty is in the form of Exhibit E attached hereto. Guarantor has the necessary power and authority (as evidenced by the resolutions included as part of Exhibit E) to execute and deliver the Guaranty and to perform all of its obligations thereunder.

“Land” shall mean that certain real property with a surface area of approximately 20,339.13 square meters on which the Building is constructed, located at Ave. de las Torres No. 2070, Cuidad Juarez, Chihuahua, Mexico 32547 a description of which is attached hereto as Exhibit A.

“Landlord's Notice Address” shall mean Blvd. Manuel Gomez Morin. No. 7045, 4th Floor in Ciudad Juarez, State of Chihuahua, Mexico.

“Laws” shall mean all applicable laws, statutes, codes, orders and regulations, and all rules, orders, regulations, directives or requirements of any governmental or quasi-governmental body with respect to the Premises or the use or occupancy thereof or the operations carried on thereat.

“Parking Spaces” shall mean the parking spaces included at the Premise’s parking facility.

“Permitted Uses” shall mean non-contaminating manufacturing, warehouse and office uses to the extent same are permitted under Laws and the zoning license “Licencia de Uso de Suelo”.

“Premises” shall mean, collectively, the Land, the Building, and any other building or improvements now or hereafter constructed on the Land.

“Rent Payment Account” shall mean Chase Bank account no.72061094702. Tenant shall pay rent by means of wire or intra- or inter- bank transfer of funds to the Rent Payment Account.

“Security Deposit” shall mean 2 months rent or Fifty-One Thousand Three Hundred Ninety-Eight and 74/100 U.S. Dollars ($51,398.74).

“Tenant’s Notice Address” shall mean Ave. de las Torres # 2070, Cuidad Juarez, Chihuahua, Mexico 32547, with copy to 38 West Fulton, Suite 300 GR, MI 49503.

“Term” shall mean the period commencing on the Commencement Date and ending in two (2) years.

2. PREMISES AND TERM.

Subject to the terms, covenants and conditions contained in this Lease, Landlord hereby grants to Tenant the temporary use and possession of the Premises and Tenant hereby accepts same for the Term. Tenant shall have two (2) renewal options of five (5) years each (the “Renewal Term”). Tenant may exercise its options for the Renewal Term(s) only by providing written notice of renewal to Landlord at least one hundred twenty (120) days prior to the expiration of the initial term or then current Renewal Term, as the case may be. The Premises shall be used and occupied by Tenant solely for the Permitted Uses and for no other purpose without Landlord’s prior written consent. Tenant shall be solely responsible for obtaining all permits and approvals required by Laws in connection with Tenant’s operations at the Premises (including, without limitation, any required occupancy permit “permiso de ocupacion”, operation license “licencia de funcionamiento and/or licencia de operacion”) and shall provide a copy of same to Landlord prior to engaging in operations at the Premises. If Tenant takes possession or enters into occupancy of the Premises prior to the Commencement Date, such possession or occupancy shall be pursuant to all the terms, covenants and conditions of this Lease. The Premises is demised subject to (a) the existing state of title as of the commencement of the Term, (b) any state of facts which an accurate survey or physical inspection thereof might show, and (c) all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction. Landlord has not made, does not make, and has not authorized anyone else to make any representation as to the present or future physical condition, operation, or any other matter or thing pertaining to the Premises except as expressly set forth herein.

At any time during the term of this Lease, should Electrolux offer the opportunity to Tenant to participate in Electrolux’s manufacturing campus, Tenant will grant to Landlord or Landlord’s designees an exclusive option to acquire a plot of land in the Electrolux manufacturing campus selected by Tenant, so that Landlord can build and lease to Tenant an industrial building as per the plans, specifications and guidelines – “Executive Project” of Tenant. After receiving from Tenant: land cost, infrastructure requirements and building specifications, Landlord will request from the following four (4) construction contractors: Hermosillo Y Asociados, Copachisa, Arqom del Norte, and Lintel to bid on the building construction. Landlord will provide Tenant complete and detailed bidding construction quotes from all these contractors. After negotiations with the aforesaid contractors, Tenant will select and use the lowest contractor bid to calculate the lease rate and the Landlord will award the construction agreement to said contractor or to any other contractor of its choice, honoring the lowest construction bid.

Landlord shall have forty five (45) calendar days to decide if it wants to exercise the exclusive option hereby granted. The exclusive option to purchase a plot of land from Electrolux, the building construction and the new lease also applies to a different site, should Tenant choose to not locate in Electrolux’s manufacturing campus or, also, to any further expansion required on the Land of this Lease. Once the exclusive option is exercised by Landlord, an additional lease agreement for this new site, including therein expansion on the Land of this Lease, shall be executed in terms and conditions similar to the terms and conditions contained in this Lease. Construction of the new building will immediately commence. The initial lease term of this additional lease which shall be either seven (7) or ten (10) years at Tenant’s sole discretion. The base rent of the new lease is to be computed considering the actual cost of the land, the actual cost of infrastructure, and the lowest bid of the construction of the building, the length of the lease term and a rate of investment return of twelve and a half percent (12.5%). This criteria will apply to all sites stated hereunder. Tenant shall have three (3) renewal options of five (5) years each. Tenant shall have occupancy of the new building in a term not to exceed 10 months as of the date of execution of the new lease agreement. The new lease agreement and any extension thereof, must be guaranteed by the Guarantor upon the same terms and conditions as those set in the Guaranty.

3. BASE RENT; ESCALATION.

(A)     Base Rent. Tenant shall deposit monthly installments of Base Rent, along with applicable value added tax, directly into the Rent Payment Account or at such other place designated by Landlord, monthly, in advance, on the first day of each calendar month during the Term, without notice or demand and without any setoff, abatement or counterclaim. Deposits of rent will be made by Tenant directly into the Rent Payment Account by, at the election of Tenant, wire transfer or intra- or inter- bank transfer of funds. Landlord agrees to render to Tenant monthly rental invoices which shall comply with all applicable legal and tax requirements and include a breakdown of the value added tax. Said rental invoices shall be issued on the date rent is paid and shall contain the amount of rent paid in United States Dollars, as well as the corresponding amount in Mexican Pesos, according to the exchange rate published in the Official Journal of the Federation (Diario Oficial de la Federación) on such date. Landlord acknowledges that Tenant has the right to pay rent in Mexican Pesos. In the event that rent is paid in Mexican Pesos, such will be paid at the rate of exchange in effect for selling Mexican Pesos to purchase United States Dollars, according to the rate published in the Official Journal of the Federation (Diario Oficial de la Federación) on the date Tenant pays Landlord such rent. If the Commencement Date does not occur on the first day of a calendar month or if the Term does not expire or terminate on the last day of a calendar month, rent payable hereunder shall be prorated for such partial month on the basis of a thirty (30) day month. In addition to all other rights and remedies provided to Landlord, all amounts payable hereunder which remain unpaid for five (5) days after their respective due dates shall be subject to an immediate penalty of five percent (5%) of the unpaid amount, and in addition, shall bear interest from the date that the same became due and payable including the date of payment, whether or not demand is made therefor, at the rate of twelve percent (12%) per annum. For purposes of this Lease, the term “rent” will be deemed to include all Base Rent plus CPI Escalations, additional rent, reimbursements, late charges and interest, and all other amounts payable to Landlord for any reason whatsoever hereunder.

(B)     Escalation: On the first (1st) anniversary of the Commencement Date, and on each anniversary thereafter, including the Renewal Term(s), if applicable, Base Rent shall be increased by adding a percentage equal to the increase in the Consumer Price Index, all urban consumer U.S. City average, all items, as published by the Department of Labor of the United States of America (“CPI”), escalation which can not be less than 2.5% or higher than 4.5%.

In the event that the statistics are not available or in the event that publication of the CPI is modified or discontinued in its entirety, the adjustment provided for herein shall be made on the basis of an index chosen by Landlord as a comparable and recognized index of purchasing power of the United States consumer dollar published by the U.S. Department of Labor or other governmental agency. In the event that the CPI is not published for the months required for the calculation set forth in this Section, the parties shall utilize the CPI for the month(s) nearest preceding the month(s) required for such calculation.

(C)     In the event that Tenant leases from Landlord the new building which is mentioned in Clause 2 of this Lease and continues leasing the Premises, the then current rent of this Lease will be reduced by eight and one-half (8.5%) percent. This reduction will apply to the new lease term(s) renewed by Tenant only if the Lease is extended for 5 or more years.

(D)     Prepaid Rent. Tenant will pay to Landlord six (6) months prepaid rent which will be applied to the last six (6) months rent of the initial term(s) of this Agreement.

4. TAXES AND UTILITIES.

(A)     Taxes. Tenant covenants to reimburse Landlord for all taxes, assessments and other similar governmental charges which relate to the Premises or Tenant’s use thereof or which may otherwise impact the Premises and which are applicable during the Term (all of the foregoing, together with any and all penalties and/or interest thereon, being sometimes collectively referred to herein as “Impositions”), income tax not included. Included in Impositions shall be expenses (including, without limitation, attorneys’ fees and disbursements, experts’ and other witnesses’ fees) incurred in contesting the validity or amount of any Imposition or in obtaining a refund of any Imposition. Tenant shall pay Landlord the amount of any Imposition within ten (10) business days after receipt by Tenant evidence of Landlord’s payments, and Landlord will provide Tenant with proper receipts or invoice therefore (accompanied by appropriate back-up). Any Imposition which is not timely reimbursed shall be subject to the penalty and bear interest at the rate set forth in Section 3 from the date due until the date payment is received. Landlord warrants to Tenant that all taxes in connection with the Premises are current as of the date of this Lease.

(B)     Utilities. Tenant shall directly contract for all utilities of every type and nature required by it and available to it in its use of the Premises and shall pay or cause to be paid, when due, all bills therefor directly to the appropriate provider. Tenant shall pay all deposits, substation contribution and transformation fees, transmission fees, and connection fees with respect to the delivery of utilities to the Premises during the Term for any items above and beyond what is stated below. Should Tenant increase utilities on the Premises, at the end of the Term, Tenant agrees to provide Landlord the option of assigning and transferring to Landlord all of Tenant’s right, title and interest, if any, in and to usage and service rights for power, water and other utilities applicable to the Premises at a competitive market price, or at Tenant’s option, remove such utility improvements. Landlord guarantees that following utilities serve the Premises and that all deposits, substation contribution and transformation fees, transmission fees, and connection fees with respect to delivery of utilities to the Premises have been paid as of June 30, 2005:

Landlord guarantees that the following utilities serve the Premises:

•	Electricity. 2,000 KVA in 440 total. 1,000 KVA’s in 440 volts currently installed and a new additional transformer with a capacity of 1,000 KVA’s in 440 volts which Landlord will provide and which must be installed and connected by Tenant. Landlord, at its own cost, will remove the current 750 KVA’s transformer.
•	Water Service. Water service for a maximum flow of 0.50 liters per second.
•	Sanitary Sewer. A connection line to the public sewer system. For women: 10 wc, 7 lavatories, 3 showers and for men: 5 wc, 6 urinals and 3 showers.
•	Telephone. 10 telephone lines with T-1 fiber optic data line.
•	Natural Gas. Natural gas serving the Premises.

•	Compressed Air. 100HP compressor with air lines throughout the Premises, which Tenant is allowed to use it, move it and modify it. Tenant will be obligated to return said compressor in the same condition as it was received, excepting the normal wear and tear. Similarly, Tenant will not be able to move the compressor out of the Premises.
•	Fire Protection System. Automatic sprinkler system throughout the Premises with Diesel back-up power systems capable of providing pressure of 120 pounds and meets and complies with US Standard NFPA 20.
•	Four Additional Trailer Parking Spaces.
•	Production Floor. Approximately 4.5” thick 3,500 psi concrete floor slab reinforced and capable of withstanding 250 kg/cm2 load, which Tenant is allowed to drill to properly install its equipment. Landlord acknowledges that Tenant will not be obligated to remedy such drilling at the termination of this Agreement.

(C)     Insurance Reimbursement. Upon the execution of this Lease Agreement, Tenant will have fifteen (15) business days to produce to Landlord a copy of such insurance coverage policy or a receipt evidencing that said policy has been paid. Should Tenant not produce such policy, Landlord may purchase insurance and within ten (10) business days after invoice therefore (accompanied by appropriate back-up), Tenant shall reimburse Landlord for any insurance premiums paid by Landlord pursuant to Section 11(A). Amounts not paid within such ten (10) business day period shall be subject to the penalty and bear interest at the rate set forth in Section 3.

Roof Maintenance Reimbursement. Tenant shall, within ten (10) business days after invoice therefor (accompanied by appropriate back-up), reimburse Landlord for the cost of the third-party roof repair and maintenance contract maintained by Landlord pursuant to Section 8(A). Amounts not paid within such ten (10) business day period shall be subject to the penalty and bear interest at the rate set forth in Section 3. This roof maintenance contract will never exceed four thousand dollars ($4,000.00) annually in United States of America currency during any lease term.

5. PREMISES’AS IS; NO LANDLORD’S WORK.

Tenant acknowledges that Landlord is not obligated to complete or perform any improvements, alterations or other construction or preparation with respect to the Premises in connection with Tenant’s occupancy thereof. Tenant acknowledges, represents and warrants that, upon taking possession of the Premises, Tenant will have fully examined and inspected the Premises and will have accepted and will be fully satisfied in all respects with the foregoing and that the Premises and state of title thereto will be accepted by Tenant “as is, where is”, except for the provisions set forth below. Landlord has not made, does not make, and has not authorized anyone else to make any representation as to the present or future physical condition, operation, or any other matter or thing pertaining to the Premises except as expressly set forth herein. Landlord has delivered to Tenant a Site Abandonment Certificate “Abondono de Sitio” (Acuerdo de Archivo) of the prior tenant and which reflects that the Premises are free and clear of any contamination as of January 12, 2005. Landlord hereby represents and warrants to Tenant that as of January 12, 2005 there has been no contamination nor generated, discharged, disposed or otherwise used, released, disposed of or held or otherwise exist o have existed on, under or near the Premises.

Landlord shall indemnify and hold Tenant harmless from any and all inspections, fines or sanctions levied by the Mexican EPA (PROFEPA) to Tenant due to any contamination of the Premises or any violations to the Mexican Environmental Laws prior to the occupancy of Tenant. Landlord warrants that all existing infrastructure, facilities, fixtures and equipment located on Premises are in sound good working condition.

6. SECURITY DEPOSIT.

Tenant shall deposit the Security Deposit with Landlord upon signing this Lease, and this Lease shall not be deemed executed and delivered until Landlord has received the Security Deposit. Landlord shall not be required to segregate the Security Deposit from Landlord’s other funds or pay interest thereon, unless and to the extent required by applicable law. If Tenant does not fulfill any of its obligations under the Lease, Landlord may apply the Security Deposit on account of such obligation or to reimburse Landlord for any sum which Landlord may spend due to Tenant’s default. If Landlord applies any part of the Security Deposit, Tenant, immediately after notice from Landlord, shall deposit with Landlord the amount so applied so that Landlord shall have the full Security Deposit available at all times during the Term. If Tenant complies with all the terms, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant not later than forty five (45) days after the Expiration Date and delivery of possession of the entire Premises to Landlord. In no event will the holder of any Mortgage or any purchaser at a foreclosure sale or a sale in lieu of foreclosure be liable to Tenant for the return of the Security Deposit. In the event of a sale of the Premises or an assignment of this Lease by Landlord to any person other than the holder of a Mortgage, Landlord must transfer the Security Deposit to the new owner of the Premises who will become the new landlord in accordance with the terms of article 2308 of the Civil Code for the State of Chihuahua. The new landlord must notify Tenant that it has received the full Security Deposit, in which case, Tenant shall look solely to the new landlord for the return of the Security Deposit.

7. PARKING; SECURITY.

Tenant shall have the exclusive use of the Parking Spaces located within the parking facilities included as part of the Premises and as mentioned in Section 1 above. Landlord shall not be liable for, and Tenant waives any claims against Landlord with respect to, any damage to, or any theft of, vehicles, or contents thereof, within the parking facility, unless caused by the negligent or willful acts of Landlord, its agents, employees, or contractors. Landlord shall have no obligation to provide security or security measures at the Premises, all of which shall be Tenant’s responsibility, and Tenant waives any claims against Landlord with respect thereto.

8. REPAIRS AND MAINTENANCE.

(A)     Landlord’s Obligations. Landlord, at its sole cost and expense, shall repair the foundations, exterior wall structure and structural integrity of the roof of the Building. In addition, Landlord shall repair and maintain the roof and roof membrane of the Building. using a third-party contractor, and Tenant shall reimburse Landlord for the cost thereof as provided in Section 3. As mentioned in Section 4 above, this roof maintenance contract will never exceed four thousand dollars (US$4,000.00) annually in United States of America currency during the Term or any extension thereto. Tenant shall reimburse Landlord for the cost of any repairs performed by Landlord if caused by the negligence or criminal or willful misconduct of Tenant or its agents, employees, contractors, invitees and licensees. Landlord shall use reasonable efforts to minimize interference with Tenant’s conduct of business in connection with Landlord’s performance of any work described in this Section 8. Tenant agrees to notify Landlord promptly of any defective condition known to Tenant which Landlord is obligated to repair. Except as provided herein, Landlord shall not be obligated to provide any maintenance, repairs, replacements or services to Tenant or the Premises. Landlord warrants that all existing infrastructure, facilities, fixtures and equipment located on Premises are in sound good working condition.

(B)     Tenant’s Obligations. Except for Landlord’s obligations set forth above, Tenant, at its sole cost and expense, shall keep, repair and maintain the Building and all fixtures and equipment therein, including, without limitation, floor slab, all plumbing, heating, air-conditioning, electrical, gas, water, sewerage and similar systems, fixtures and equipment as well as the interior structure of the Building (including interior walls, ceiling and floor coverings), window glass, loading docks, exterior steps, doors and signs of Tenant on the outside of the Building, as well as all areas at the Premises outside of the Building (including, without limitation, parking facilities, driveways and landscaping) in good repair, order and condition (including making replacements as necessary) and in accordance with all Laws. Tenant shall not access or enter upon the roof of the production and warehouse areas of the Building and shall not place or maintain any equipment or other items thereon, except for inspections as required. Tenant shall keep the Premises clean and in good order and shall arrange and pay for all garbage and refuse removal. All repairs, maintenance and replacements to be made or performed by Tenant shall be performed in a good and workmanlike manner in accordance with applicable laws and regulations and the provisions of this Lease and shall be at least the same quality and design as the condition in which the Premises were transferred to Tenant. Tenant shall, at Tenant’s expense, enter into a maintenance contract with respect to the HVAC system serving the Building and, at Landlord’s request, shall enter into maintenance contracts with respect to the roof. approved by Landlord. In the event that Tenant fails to comply with its obligations as aforesaid, in addition to its other rights and remedies hereunder, Landlord, after ten (10) business days’ notice to Tenant, shall have the right to cure such failure, in which event Tenant shall repay to Landlord the cost thereof, with the penalty and interest at the rate set forth in Section 3 from the date incurred by Landlord, upon demand.

9. ALTERATIONS; SIGNS.

(A)     Alterations. Except for the alterations described on attached as Exhibit G which Landlord hereby approves, Tenant shall not make any alterations, additions or improvements to the Premises or any penetrations to the roof or structural walls of the Building (collectively, “Alterations”) without Landlord’s prior written consent, except that no consent shall be required for minor, cosmetic modifications to the interior of the Building, provided any such modification is non-structural and neither affects the Building’s mechanical or electrical systems or services nor penetrates the Building’s roof or structural walls. Landlord agrees not to withhold or delay unreasonably its consent to any Alterations for which its consent is required and which are nonstructural and do not affect the Building’s mechanical or electrical systems or services and which do not reduce the value or utility of the Building. Tenant shall provide to Landlord for its approval plans and specifications with respect to any Alteration which requires Landlord’s consent. If Landlord consents to any Alterations to the Premises, such Alterations shall be performed in a good and workmanlike manner at Tenant’s expense by a reputable contractor or contractors reasonably approved by Landlord, and such Alterations shall be performed in accordance with Laws and the terms of this Lease. Tenant shall give Landlord five (5) days prior written notice before commencing any permitted Alterations. Tenant shall be responsible for any alterations, additions or improvements required by Laws to be made by Landlord to or in the Building as a result of Tenant’s proposed Alterations. Upon the Expiration Date or termination of the Term, any Alterations and other Tenant property may be moved or removed by Tenant, at Tenant’s option. Tenant shall keep the Premises free from claims arising out of any work performed on Tenant’s behalf and shall not affect any interest of Landlord in the Premises.

(B)     Signage. Landlord hereby approves Tenant’s signs described in Exhibit H. Tenant shall not, without Landlord’s prior written consent, install any exterior signage at the Premises. With respect to any approved exterior signage, Tenant shall be required to obtain any required approvals from applicable governmental authorities and, if applicable, the industrial park in which the Premises are located, with Landlord agreeing to cooperate, at Tenant’s cost, in connection with any such approvals. The installation of any approved signage shall be performed in a good and workmanlike manner in accordance with all Laws. All signs and placards shall comply with Laws. Tenant shall pay all costs of fabrication, installation and maintenance of all permitted signs or placards as well as any increase in insurance premiums which may be payable on account thereof. Prior to vacating the Premises, Tenant shall, at its expense, promptly remove its sign(s) and placards and restore the surface beneath such signs or placards damaged or discolored by such removal, except for any normal wear and tear.

10. ASSIGNMENT AND SUBLETTING.

(A)     Tenant shall not be allowed to (i) assign or otherwise transfer this Lease; (ii) permit the Premises or any part thereof to be used by anyone other than Tenant; (iii) sublet the Premises or any portion thereof; or (iv) pledge or otherwise encumber this Lease or Tenant’s interest in the Premises, in each instance without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(B)     Any subletting hereunder shall not be deemed to vest in any subtenant any interest in this Lease or the Premises nor shall any subletting or, to the extent permitted by law, assignment release or impair the named Tenant from any of its obligations hereunder, unless otherwise agreed in writing by both parties. Any proposed sublease or instrument of assignment with respect to a transaction approved (or deemed approved) by Landlord shall be in form and substance reasonably satisfactory to Landlord, and certified copies of all approved (or deemed approved) subleases or instruments of assignment shall be promptly delivered to Landlord. In the event that Landlord consents to a proposed assignment or sublease, and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within (90) days after the giving of such consent, then Tenant shall again be required to request Landlord’s consent before assigning this Lease or subletting all or part of the Premises. Unless expressly consented to by Landlord, neither Tenant nor the Guarantor under the Guaranty shall not be released from its obligations hereunder or thereunder as a result of any permitted subletting, assignment, merger, consolidation, sale or transfer of substantially all of Tenant’s or Guarantor’s assets or of substantially all of the ownership interests in Tenant or Guarantor or other transaction permitted hereunder or thereunder.

11. INSURANCE.

(A)     Tenant shall maintain throughout the Term, at its expense, reasonable and customary fire and extended coverage insurance covering the Building against loss or damage by fire, flood windstorm, hail, earthquake, explosion, riot, damage from aircraft and vehicles, smoke damage, vandalism, malicious mischief and such other risks as are from time to time covered under “extended coverage” endorsements and special extended coverage endorsements commonly known as “all-risk” endorsements in an amount equal to the full replacement value of the Building. All such insurance shall be placed with reputable companies licensed to do business in accordance with applicable law.

(B)     Tenant shall maintain throughout the Term, at its expense, the following insurance (i) fire and extended coverage insurance covering Tenant’s fixtures, equipment and other personal property against loss or damage by fire, flood, windstorm, hail, earthquake, explosion, riot, damage from aircraft and vehicles, smoke damage, vandalism, malicious mischief and such other risks as are from time to time covered under “all-risk” endorsements, (ii) commercial general liability insurance on an occurrence basis providing coverage for bodily injury (including death), property damage and products liability insurance (where such exposure exists) containing a broad form contractual liability endorsement insuring Tenant’s obligations under Section 13(A) hereof with a combined single limit of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for all occurrences within any policy year, (iii) business interruption insurance with coverage for, among other things, monetary obligations of Tenant hereunder for a period of at least one (1) year and (iv) such other insurance as Landlord may reasonably require. The foregoing policies (with the exception of business interruption insurance) shall name Landlord and any party designated by Landlord as an additional insured, and shall provide that any loss shall be payable to Landlord and any such additional insured as their respective interests may appear. All insurance shall be placed with reputable companies licensed to do business in accordance with applicable law and reasonably approved by Landlord and shall be written as primary policies with annual deductibles not to exceed Ten Thousand Dollars ($10,000), and with any other policies shall serve as excess coverage. Tenant shall have fifteen (15) business days as of the Commencement Date, to deliver to Landlord the original of the above mentioned insurance policies, or, a receipt evidencing that said policies have been paid. Tenant shall also deliver the original certificates of all obtained policies each anniversary date thereafter, which shall provide that no cancellation or non-renewal of such policies shall be effective without thirty (30) days prior written notice from the insurer to Landlord. If Tenant does not deliver original certificates or the corresponding receipt of payment within the aforesaid term, Landlord shall have the right to obtain such insurance and Tenant shall reimburse Landlord for the cost thereof, plus interest at the rate set forth in Section 3, upon demand. Tenant shall not do any act or thing in the Premises or store anything therein except as now or hereafter permitted by any fire department, board of fire underwriters, or insurance rating organization having jurisdiction or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the existing rate of, or adversely affect, or cause a cancellation of, any insurance policies covering the Premises.

12. EMINENT DOMAIN AND CASUALTY.

(A)     Eminent Domain. If all or substantially all of the Premises are taken by a public authority pursuant to the exercise of the power of eminent domain, this Lease shall terminate on the date on which the condemning authority takes possession of the Premises (“Date of Such Taking”). If part of the Premises is taken such that the Premises cannot be restored to an economically viable condition, or if the lender with respect to a loan secured in whole or part by the Premises requires application of the condemnation proceeds to the reduction of the mortgage indebtedness, Landlord may terminate this Lease upon thirty (30) days prior written notice to Tenant. If Landlord does not terminate this Lease and the condemnation renders all or a substantial portion of the Premises untenantable or materially and adversely affects Tenant’s parking at the Premises or Tenant’s use of the Premises, Tenant may terminate this Lease effective on the Date of Such Taking by written notice given no later than thirty (30) days after the Date of Such Taking. Upon a partial taking which does not result in a termination of this Lease: (i) rent shall be adjusted to reflect the reduced amount of rentable area in the Building; and (ii) Landlord shall restore the Premises, but only to the extent of funds available to Landlord from the consideration paid for such taking. Landlord shall not be obligated to replace or restore any improvements or alterations to the Premises made by or on behalf of Tenant, or any of Tenant’s leasehold improvements, personal property, furniture, fixtures or equipment. Upon any taking, Landlord shall be entitled to any resulting damages, awards or any interest therein, and Tenant shall have no claim for the value of any unexpired term of the Lease or otherwise. Tenant may independently claim for the value of its furniture, fixtures and equipment or moving expenses, provided that such claim shall not diminish Landlord’s claim.

(B)     Casualty. If the Premises or a substantial portion thereof is rendered untenantable by fire or other casualty and the damage cannot be repaired within ninety (90) days after Landlord has received insurance proceeds, then either Landlord or Tenant may, within thirty (30) days after such determination, give the other notice of termination of this Lease, and the Term shall expire thirty (30) days after such notice is given, with rent being apportioned as of the date of Lease termination. If any lender with respect to a loan secured in whole or part by the Premises requires that insurance proceeds be applied to reduce the mortgage indebtedness upon the occurrence of a fire or other casualty, Landlord may terminate this Lease upon sixty (60) days’ prior written notice to Tenant. If either Landlord or Tenant has not elected to terminate as herein provided, Landlord shall repair the Premises but only to the extent of the insurance proceeds actually received by Landlord. If insurance proceeds paid to Landlord are not sufficient to complete the required repairs and Landlord elects not to complete same, Landlord shall notify Tenant and Tenant shall have the right to terminate the Lease. During any period it is not possible to occupy the Premises or a portion thereof on account of any repair or restoration, Tenant will have no obligation to pay rent or other amounts due hereunder allocable to the portion of the Premises which cannot be occupied, provided Landlord is paid such rent or other amounts through business interruption insurance maintained hereunder. Tenant shall give Landlord prompt written notice of any damage to the Premises by fire or other casualty. Landlord’s obligations to restore are strictly limited to the replacement of the basic Building area. Landlord shall not be obligated to restore any Alterations, personal property, furniture, fixtures or equipment.

13. INDEMNIFICATION AND COMPLIANCE WITH LAWS.

(A)     Tenant shall defend, indemnify and hold Landlord and its officers, directors, employees, attorneys and agents harmless from and against any and all demands, causes of action, judgments, costs, expenses, losses, damages, claims, or liability for any damage to any property or injury, illness or death of any person (a) occurring in the Premises at any time during the Term (or any time prior to or after the Term Tenant is occupying all or a portion of the Premises) from any cause whatsoever other than the gross negligence or willful misconduct of Landlord; (b) arising out of or in any way related to claims for labor performed or materials furnished to Tenant or the performance of any work done by or for the account of Tenant, whether or not Tenant obtained Landlord’s permission to have such work done, labor performed or materials furnished; or (c) arising out of or in any way related to any breach of a covenant or condition in this Lease to be performed by Tenant. The provisions of this Subsection shall survive the expiration or sooner termination of this Lease.

(B)     Landlord or its agents shall not be liable to Tenant for, and Tenant hereby waives, any claims with respect to (a) any death or injury suffered by Tenant or any employee, contractor, licensee, invitee, guest, agent or customer of Tenant (each, a “Tenant Party”) or any other person, from any causes whatsoever, other than as a result of Landlord’s gross negligence or willful misconduct or (b) any loss or damage or injury to any property within the Premises belonging to Tenant, any Tenant Party or any other person, other than as a result of Landlord’s gross negligence or willful misconduct. In addition, Landlord or its agents shall not be liable for interference with any utility or other service to be provided to Tenant hereunder or for any latent defect in the Premises, or for any loss or damage for which Tenant is required to insure or resulting from any construction, alterations or repair required or permitted to be performed by Tenant hereunder.

(C)     Tenant, at its expense, shall comply with all Laws, including, without limitation, any Laws relating to any material that is prohibited, limited or regulated as a toxic or hazardous substance, health or environmental hazard or pollutant under any Law (“Hazardous Materials”) and upon Landlord’s request, Tenant shall evidence to Landlord Tenant’s compliance with Laws, including, without limitation, by providing to Landlord copies of all operating permits and other approvals, registrations and the like required by Laws in connection with Tenant’s operations at the Premises. Neither Tenant nor any Tenant Party shall use, generate, store, treat, transport, dispose of or release any Hazardous Materials at the Premises other than non-material and non-reportable quantities of Hazardous Materials used in connection with the Permitted Uses and only if properly and legally used and stored and disposed of at Tenant’s cost. During the thirty (30) day period ending on the Expiration Date, Tenant, at its sole cost and expense, shall provide to Landlord a Site Abandonment Certificate issued by PROFEPA indicating the Premises is free of environmental contamination. If Tenant fails to timely provide such information, in addition to its other rights and remedies hereunder, Landlord shall have the right to cause same to be prepared and delivered, in which event Tenant shall repay the cost thereof, with interest at the rate set forth in Section 3, to Landlord upon demand. In the event that the environmental audit performed by PROFEPA shows a failure by Tenant to comply with the provisions of this Lease relating to Hazardous Materials, Tenant, at its sole cost and expense, will immediately commence and pursue to completion, in strict compliance with Laws and to Landlord’s satisfaction, the remediation of the contamination using a contractor approved by Landlord, and Tenant shall be deemed a holdover tenant pursuant to Section 16 from the scheduled Expiration Date until such remediation shall be complete.

(D)     Landlord and Tenant each warrant to the other that it is now complying with, and agrees, at all times during the term of this Lease or any extension hereof, to comply with those provisions of the social security or such other laws of the municipality and state within which they operate, which require them to provide social security for their workers. Tenant specifically assumes all labor responsibility for all personnel it employs or contracts in the performance of its activities at the Premises and will strictly comply with all obligations as employer with respect to said personnel under Laws.

14. QUIET ENJOYMENT AND SUBORDINATION.

(A)     Landlord covenants and agrees that, upon Tenant’s performance of all the terms, covenants and conditions hereof on Tenant’s part to be performed, Tenant shall have and hold quiet enjoyment of the Premises.

(B)     This Lease is subject and subordinate to any mortgage, guaranty or security trust, deed of trust or deed to secure debt or other security instrument with respect to a loan to Landlord (each, a “Mortgage”); any easement agreements of record; all ground and underlying leases (each, a “Superior Lease”); and to any renewals, modifications, extensions, replacements, and substitutions of any of the foregoing, now or hereafter affecting the Premises. This provision shall be self-operative and no further instrument of subordination shall be required; provided, however, that upon request, Tenant shall execute and deliver instrument(s) in recordable form confirming this subordination. Prior to the Commencement Date, Landlord shall cause the holder of any such existing superior Mortgage or existing Superior Lease to enter into a non-disturbance agreement with Tenant, in such Mortgage holder’s or lessor’s standard form, generally providing that Tenant’s use and possession of the Premises will not be disturbed by such party upon a foreclosure or other exercise of a remedy thereunder. Landlord may assign the rents and its interest in this Lease to the holder of any Mortgage or other loan provider. Provided Tenant shall have been provided the name and address of any lender or of a lessor under a Superior Lease, Tenant shall give such party notice of any Landlord’s default or breach hereunder as well as a reasonable period (beyond any period for Landlord so to cure) to cure such default. Tenant agrees to enter into one or more amendment(s) to this Lease required by the holder of any Mortgage and provided same neither expands any material obligations or liabilities nor contracts any material rights of Tenant hereunder.

15. EVENTS OF DEFAULT.

(A)     Tenant Default. In addition to any other event specified in this Lease as an event of default, the occurrence of any one or more of the following events during the Term shall constitute an event of default hereunder by Tenant (each, an “Event of Default”): (1) Tenant fails to pay any sum when due hereunder and such failure is not remedied within ten (10) days after notice thereof from Landlord to Tenant; or (2) Tenant fails to perform any of the other covenants, terms or conditions of this Lease to be performed by Tenant (other than any monetary default), and, unless expressly provided elsewhere in this Lease, such default shall continue for thirty (30) days after notice thereof from Landlord to Tenant, or, in the case of a default which cannot with due diligence be cured within thirty (30) days, Tenant fails to commence such cure promptly within such thirty (30) day period and thereafter diligently prosecute such cure to completion; or (3) Tenant or Guarantor files a voluntary petition in bankruptcy or becomes insolvent within the meaning of any applicable bankruptcy code (the “Code”), or a petition is filed against Tenant or Guarantor under the Code and is not dismissed with prejudice within sixty (60) days after filing, or Tenant files any petition or answer seeking reorganization or similar relief under any bankruptcy or other applicable law, or seeks or consents to the appointment of a receiver or other custodian for any substantial part of Tenant’s properties or any part of the Premises; or (4) Guarantor shall default beyond any applicable notice and/or grace period under the Guaranty; or (5) the Premises shall be effectively abandoned by Tenant for a period of ten (10) days; or (6) a lien or claim is filed against the Premises arising out of any work performed by or on behalf of Tenant and Tenant fails to discharge such lien or remedy such claim within thirty (30) days after the filing thereof.

(B)     Landlord Default. In the event Landlord shall fail to perform any covenant required to be performed by Landlord under the terms and provisions of this Lease and such failure shall continue unremedied or uncorrected for a period of thirty (30) days after notice to Landlord (which notice shall be simultaneously delivered to any mortgagee of which Tenant has been given notice), or, in the case of a default which cannot with due diligence be cured within thirty (30) days, Landlord fails to commence such cure promptly within such thirty (30) days period and thereafter diligently prosecute such cure to completion, Tenant may pursue any remedies available to Tenant as hereinafter provided, but only after Landlord’s mortgagee, if any, shall have been given an additional reasonable period of time to cure such breach.

(C)     Remedies. Upon the occurrence of an Event of Default or, after the passage of any applicable grace or cure period, a Landlord default, the non-defaulting party shall have the right to pursue any remedies available to it under Laws including, without limitation, the right of specific performance or payment of damages to the extent permitted by Laws. In addition, the non-defaulting party shall have the right to rescind this Lease upon thirty (30) days’ prior notice to the defaulting party. The party terminating this Agreement shall retain and does not waive its rights to pursue any and all claims it may have against the defaulting party on account of such default.

16. END OF TERM; HOLDING OVER.

Upon the expiration or other termination of the Term or rescission of this Lease, Tenant shall quit and surrender to Landlord the Premises, in accordance with Section 13(C) and otherwise clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease exempted, and Tenant shall remove all of its property and any unapproved Alterations. Such obligation shall survive the expiration or sooner termination of the Term. If Tenant remains in possession of the Premises after the expiration or other termination of the Term, then, at Landlord’s option, Tenant shall be deemed to be occupying the Premises as a non-fixed term (“tacita reconduccion”) pursuant to Laws, at a monthly rental equal to 1.15 times the monthly rent (including, without limitation, CPI Charges) payable hereunder during the last month of the Term, along with value added tax. Tenant shall defend, indemnify and hold Landlord harmless from and against all claims, losses and liabilities for damages resulting from failure to surrender possession upon the Expiration Date or sooner termination of the Term, and such obligations shall survive the expiration or sooner termination of this Lease. The acceptance of any payment by Landlord under this Section shall not be deemed a waiver by Landlord of its right to take back the Premises. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or such person may have under Laws to obtain a stay in connection with or otherwise hamper any holdover proceedings instituted by Landlord.

17. NOTICES.

All notices given hereunder shall be (i) in writing and delivered to Landlord’s Notice Address or Tenant’s Notice Address, as applicable, (ii) given by an internationally recognized overnight courier, and (iii) deemed to be given two days after delivery to the overnight courier (if delivery is international) or one day after delivery to the courier if delivery is within the United States. Either party may designate a different notice address at any time and any Notice given hereunder shall be effective if delivered by counsel for either party in accordance with this Section.

18. BROKERS.

Each party represents and warrants to the other that it has not dealt with any broker in connection with the negotiation and/or execution of this Lease other than INTAL INMUEBLES S.A. de C.V., the commission of which shall be paid by Landlord pursuant to a separate written agreement. Each party shall defend, indemnify and hold the other harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by such party of the foregoing representation and such obligations shall survive the expiration or sooner termination of this Lease.

19. FORCE MAJEURE.

Any obligation of Landlord or Tenant, except for the obligation to pay rent which must be paid when due, as provided in this Lease which is delayed or not performed due to acts of God, strike, riot, shortages of labor or materials, war, acts of terrorism, governmental laws or action, or lack thereof, inaction by any governmental authority with respect to the issuance of any licenses or permits necessary to perform an act of Landlord or Tenant hereunder or any other causes of any kind whatsoever which are beyond Landlord’s or Tenant’s reasonable control (each, a “Force Majeure”), shall not constitute a default hereunder and shall be performed within a reasonable time after the end of such cause for delay or nonperformance.

20. NO SETOFF.

All agreements, covenants and activities to be performed by Tenant hereunder shall be at Tenant’s expense and, except as specifically set forth herein, without any abatement of rent. Tenant shall not be entitled to any setoff, offset or abatement of any rent due to Landlord hereunder if Landlord fails to perform its obligations hereunder.

21. ESTOPPEL CERTIFICATE AND FINANCIAL STATEMENTS.

Tenant shall deliver, within ten (10) business days after Landlord’s written request therefor, a certificate to the party designated in such request, in the form supplied, certifying that this Lease is unmodified and in full force and effect (or stating any modifications then in effect), that there are no defenses or offsets thereto (or stating those claimed by Tenant), the dates to which rent has been paid, and as to any other information reasonably requested. Tenant further agrees that, within ten (10) days after Landlord’s request therefor, it shall deliver to Landlord accurate audited annual financial statements and quarterly (or such other period for which interim financial statements are prepared) unaudited financial statements, all prepared in accordance with recognized Mexican accounting principles.

22. MISCELLANEOUS.

(A)     Either party’s failure to exercise its rights with respect to a breach of any term, covenant or condition contained herein shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition contained herein.

(B)     If either party brings an action against the other, the prevailing party may recover court costs and attorneys’ fees and disbursements in such amount as the court or administrative body deems reasonable.

(C)     Each party acknowledges that it has not relied on any representations or agreements except those expressed herein, and that this Lease contains the entire agreement of the parties. No modification of this Lease shall be binding or valid unless in writing and executed, in the case of Tenant, by an officer of Tenant, and delivered by both parties and Tenant shall not record this Lease without Landlord’s prior written consent. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

(D)     The submission of this document for review does not constitute an option, offer or agreement to lease space. This document shall be effective only upon Landlord’s and Tenant’s execution and Landlord’s delivery of same to Tenant, although this Lease may be executed in counterparts, all of which evidence only one Lease and only one of which need be produced for any purpose. Except as expressly contained herein, neither Landlord nor Landlord’s agent has made representations, warranties or promises with respect to the Premises or this Lease. Landlord and Tenant each acknowledge that it has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance.

(E)     This Lease shall be construed in accordance with Laws of State of Chihuahua, Mexico.

(F)     If any term or provision of this Lease shall, to any extent, be illegal, invalid or unenforceable, the remainder of this Lease shall not be affected thereby, and all other terms and provisions of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(G)     Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any time in case of an emergency, and at all reasonable times after reasonable advance notice for the purpose of confirming compliance by Tenant with the provisions of this Lease and for any other purpose permitted or required pursuant to the terms of this Lease, including, without limitation, showing the Premises to prospective tenants, purchasers or lenders.

(H)     To the extent permitted by applicable law, Tenant hereby expressly renounces any right of first refusal or preferential right to purchase the Premises which may be granted to Tenant under the Civil Code of the State in which the Premises is located.

23. JURISDICTION.

Any dispute, controversy or claim arising out of or related to this Lease or a breach hereof, shall be resolved under the jurisdiction of the competent courts of Ciudad Juarez, State of Chihuahua, Mexico to which the parties hereby expressly agree to submit, waiving any other jurisdiction which might be applicable by reason of their present or future domiciles or otherwise.

24. TRANSLATION.

This Lease has been prepared in English and Spanish. In the event of controversy the Spanish version shall prevail in all cases.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date set forth above.

Inmobiliaria Los Bravos, S.A. de C.V., Landlord By: /s/ Manuel Talavera Carranza —————————————— Name: Manuel Talavera Carranza Title: Authorized Signatory	Clarion Technologies de Mexico, S. de R.L. de C.V., Tenant By: /s/ Enrique Javier Vargas —————————————— Name: Enrique Javier Vargas Title: Legal Representative

EXHIBITS

A     Description of the Premises
B     Landlord's Authority Documents
C     Tenant's Authority Documents
D     Term Confirmation Letter
E.     Guarantee Letter (by Clarion US) Guaranty and Authority of Guarantor
F     INTENTIONALLY OMITTED
G     Alterations
H     Signage
I     INTENTIONALLY OMITTED
J     Zoning License "Licencia de Uso de Suelo"